NEWS RELEASE

BROOKFIELD HOMES ANNOUNCES SECOND QUARTER NET NEW ORDERS,
AND NOTICE OF SECOND QUARTER CONFERENCE CALL AND WEBCAST

Del Mar, California, July 6, 2005 — (BHS: NYSE)

Net New Orders

Net new orders for the three months ended June 30, 2005 totaled 502 units, a decrease of 140 units compared to the same period in 2004. The decrease in net new orders resulted from fewer homes available for sale in our California operations, partially offset by an increase in sales in the Washington D.C. Area.

Over the next 12 months, we have identified potential bulk land sales of up to 2,000 lots on which we expect to realize net income of $75 million or $2.40 per share. As a result of these potential bulk land sales, we expect our 2005 home closings to be reduced to 1,750 of which we have over 90% closed or in backlog. Due to the potential bulk land sales, we expect our 2005 earnings guidance will be increased when we announce our second quarter financial results on Thursday, July 28, 2005.

A summary by region of the net new orders and active selling communities follows:

					Active Selling
	Net New Orders				Communities
	Three months ended		Six months ended		Three months ended
	June 30		June 30		June 30
	2005	2004	2005	2004	2005	2004
San Francisco Bay Area	54	140	117	271	2	5
Southland / Los Angeles	61	136	155	276	3	5
San Diego / Riverside	183	243	342	404	6	6
Washington D.C. Area	204	123	405	258	15	14

	502	642	1,019	1,209	26	30

Conference Call and Webcast for Investors and Analysts

You are invited to participate in Brookfield Homes’ Second Quarter Conference Call on Friday, July 29, 2005 at 11:00 a.m. (EST) to discuss with members of senior management our results and current business initiatives.

Brookfield Homes will release its 2005 second quarter financial results on Thursday, July 28th at approximately 5:00 p.m. (EST), and it will be available on our website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Our supplemental information package will also be available under “Investor Relations — Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.

To participate in the Conference Call, please dial 1-800-251-4491, toll free in North America, at approximately 10 minutes prior to the start time. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight Friday, August 12, 2005. To access this rebroadcast, please call 1-800-807-5315, toll free in North America.

Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning targeted 2005 home closings, our quarter-end backlog, potential bulk land sales and the expected net income realized therefrom, our 2005 earnings guidance, and those statements preceded by, followed by, or that include the words “planned”, “projected”, “goals”, “potential”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.